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                                                                    Exhibit 99.2

                         AGREEMENT AND PLAN OF MERGER

PARTIES:  FDP CORP.
          a Florida corporation (the "Company")
          2140 South Dixie Highway
          Miami, Florida 33133


          SUNGARD DATA SYSTEMS INC.
          a Delaware corporation ("Acquiror")
          1285 Drummers Lane
          Wayne, PA 19087


          DEVELOPMENT CORP.
          a Florida corporation ("Newco")
          1285 Drummers Lane
          Wayne, PA 19087



DATE:     January  15, 1999


BACKGROUND: Newco is a wholly-owned subsidiary of Acquiror. The Company, Acquiror and Newco have entered into an Agreement and Plan of Reorganization, dated this date (the "Reorganization Agreement"), that contemplates the consolidation and merger of Newco with and into The Company (the "Merger") in accordance with the provisions of the Reorganization Agreement and the provisions of this Agreement and Plan of Merger (this "Plan").

     INTENDING TO BE LEGALLY BOUND, in consideration of the foregoing and the mutual agreements contained herein and in the Reorganization Agreement and subject to the satisfaction of the terms and conditions set forth herein and in the Reorganization Agreement, the parties hereto, agree as follows:

     1. MERGER. On the Effective Date (as defined below), Newco shall be merged with and into the Company in accordance with the provisions of this Plan and in compliance with the Florida Business Corporation Act (the "FBCA"), and the Merger shall have the effect provided for in the FBCA Laws. The Company (sometimes referred to as the "Surviving Corporation") shall be the surviving corporation of the Merger and shall continue to exist and to be governed by the laws of the State of Florida. The corporate existence and identity of the Company, with its purposes and powers, shall continue unaffected and unimpaired by the Merger, and the Company shall become a wholly owned subsidiary of Acquiror after the Effective Date. On the Effective Date, the Company shall succeed to and be fully vested with the corporate existence and identity of Newco, and the separate corporate existence and identity of Newco shall cease.

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     2.  NAME.  The name of the Surviving Corporation shall be "FDP Corp."

     3. CHARTER. Immediately after the Merger, the Articles of Incorporation of the Surviving Corporation shall be that of the Company immediately before the Merger.

     4. BYLAWS. Immediately after the Merger, the Bylaws of the Surviving Corporation shall be those of the Company immediately before the Merger.

     5. DIRECTORS. Immediately after the Merger, the directors of the Surviving corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

                         Michael K. Muratore
                         Lawrence A. Gross
                         Michael J. Ruane

     6. OFFICERS. Immediately after the Merger, the officers of the Surviving Corporation shall be the following persons, who shall serve in accordance with the Bylaws of the Surviving Corporation:

          Michael K. Muratore    Chairman, Chief Executive Officer
          Michael C. Goldberg    President
          Lawrence A. Gross      Assistant Vice President, Secretary
          Michael J. Ruane       Assistant Vice President, Assistant Secretary
          Andrew P. Bronstein    Assistant Vice President, Assistant Secretary

     7. CONVERSION OF NEWCO STOCK. On the Effective Date, each share of the total of 1,000 shares of common stock of Newco,$1.00 par value per share, issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and become one share of common stock, $0.01 par value per share, of the Surviving Corporation. It is the intention of the parties that, immediately after the Merger, Acquiror shall own all of the issued and outstanding capital stock of the Surviving Corporation.

     8. CONVERSION OF COMPANY COMMON STOCK. On the Effective Date, each share of common stock of the Company, $0.01 par value per share ("Company Common Stock"), issued and outstanding immediately before the Effective Date, other than shares of Company Common Stock held by the Company or Acquiror as provided in Sections 13 and 14 of this Plan, shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into the right to receive a fraction (the "Exchange Ratio") of a share of common stock of Acquiror, $0.01 par value per share ("Acquiror Common Stock"), which Exchange Ratio shall be computed in accordance with Section 9.

     9. COMPUTATION OF EXCHANGE RATIO. As used in this Plan, the "Market Value of SunGard Stock" shall equal the arithmetic average of the last reported sale prices of one share of SunGard Stock, as reported on The New York Stock Exchange during the twenty (20) trading days ending on and including the trading day two days before the Effective Date.

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Subject to possible adjustments described in Section 10, the Exchange Ratio shall be determined as follows:

          a. If the Market Value of SunGard Stock is less than or equal to $35.00 and greater than or equal to $30.00, then the Exchange Ratio shall equal $14.40, divided by the Market Value of SunGard Stock, with the result rounded off to four decimal places.

          b. If the Market Value of SunGard Stock is greater than $35.00, then the Exchange Ratio shall be equal to .4114.

          c. If the Market Value of SunGard Stock is less than $30.00, then the Exchange Ratio shall be equal to .4800.

     10. POSSIBLE ADJUSTMENT DUE TO RECAPITALIZATION. If, between the date of the Reorganization Agreement and the Effective Date, there is a change in the number of issued and outstanding shares of Acquiror Common Stock as a result of a stock split, reverse stock split, stock dividend, reclassification, exchange of shares or similar recapitalization, then the Exchange Ratio shall be appropriately adjusted. The Exchange Ratio shall not be adjusted as a result of any other changes in the number of issued and outstanding shares of Acquiror Common Stock, such as changes resulting from acquisitions or offerings or changes resulting from exercises of stock options, purchases or awards of stock, or similar transactions under Acquiror's stock option, purchase and award plans.

     11. NO FRACTIONAL SHARES. No fractional shares of Acquiror Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 15 of this Plan), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Acquiror Common Stock on the New York Stock Exchange ("NYSE") on the date the Merger becomes effective.

     12. STOCK OPTIONS. The Company's 1984 Non-Qualified Stock Option Plan and 1994 Employee Stock Option Plan (the "Stock Plans") and all options to acquire shares of Company Common Stock that are issued and outstanding under the Stock Plans immediately before the Effective Date (collectively, the "Options"), shall continue in effect, as an option plan of Acquiror and as options issued by Acquiror, respectively, in accordance with the terms and conditions by which they are governed immediately before the Effective Date, subject to the adjustments and conditions set forth in the Reorganization Agreement.

     13. COMPANY COMMON STOCK HELD BY ACQUIROR. On the Effective Date, any shares of Company Common Stock that are held by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled, and no consideration shall be exchanged therefor.

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     14.  COMPANY COMMON STOCK HELD BY THE COMPANY. On the Effective Date, any
shares of Company Common Stock that are held by the Company or any direct or indirect wholly-owned subsidiary of the Company (as treasury shares) immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled, and no consideration shall be exchanged therefor.

     15. CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Date: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Date shall automatically be canceled and retired and shall cease to exist as provided in Section 8, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Date shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Date. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Date. If, after the Effective Date, a valid certificate previously representing any of such shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 16) or to the Surviving Corporation or Acquiror, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 16.

     16.  EXCHANGE OF CERTIFICATES.

          (a) On or prior to the Closing Date, Acquiror shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Date, Acquiror shall deposit with the Exchange Agent (i) certificates representing the shares of Acquiror Common Stock issuable pursuant to this Plan, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 11. The shares of Acquiror Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

          (b) As soon as reasonably practicable after the Effective Date, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Acquiror may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Acquiror Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Acquiror, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock that such holder has the right to receive pursuant to the provisions of this Plan (and cash in lieu of any fractional share of Acquiror Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 16, each Company Stock Certificate shall be deemed, from and after the Effective Date, to represent only the right to receive shares of Acquiror Common Stock (and cash in lieu of any fractional share of Acquiror Common Stock);

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PROVIDED, HOWEVER, THAT ANY SUCH CERTIFICATE THAT IS NOT PROPERLY SUBMITTED FOR
EXCHANGE TO ACQUIROR OR THE EXCHANGE AGENT WITHIN TWO YEARS AFTER THE EFFECTIVE DATE SHALL NO LONGER EVIDENCE OWNERSHIP OF SHARES OF ACQUIROR COMMON STOCK AND ALL RIGHTS OF THE HOLDER OF SUCH CERTIFICATE, AS A STOCKHOLDER OF ACQUIROR WITH RESPECT TO THE SHARES PREVIOUSLY EVIDENCED BY SUCH CERTIFICATE, SHALL CEASE. If any Company Stock Certificate shall have been lost, stolen or destroyed, Acquiror may, in its discretion and as a condition precedent to the issuance of any certificate representing Acquiror Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Acquiror may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Acquiror or the Surviving Corporation with respect to such Company Stock Certificate.

          (c) No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Acquiror Common Stock which such holder has the right to receive upon surrender thereof until such holder surrenders such Company Stock Certificate in accordance with this Section 16 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

          (d) Any portion of the Exchange Fund that remains undistributed to holders of the Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Acquiror upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 16 shall thereafter look only to Acquiror for satisfaction of their claims for Acquiror Common Stock, cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions with respect to Acquiror Common Stock.

          (e) Each of the Exchange Agent, Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable law or regulation. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Plan as having been paid to the person or entity to whom such amounts would otherwise have been paid.

          (f) Neither Acquiror nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other person or entity with respect to any shares of Acquiror Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law or regulation.

     17. TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

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     18. ACCOUNTING CONSEQUENCES. For financial reporting purposes, the Merger is intended to be accounted for as a "pooling of interests."

     19. EFFECTIVE DATE. As used in this Plan, the "Effective Date" shall mean the date upon which this Plan and a proper Articles of Merger for the Merger has been duly signed and filed with the proper officials of the State of Florida.

     20. ENTIRE UNDERSTANDING. This Plan, together with the Reorganization Agreement (and the Exhibits and Schedules thereto), states the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. No amendment or modification of this Plan, and no waiver of any provision of this Plan, shall be effective unless in writing and signed by the party against whom enforcement is sought. The Company may agree to any amendment to this Plan, whether before or after the adoption and approval of this Plan and the Reorganization Agreement and the approval of the Merger by the Company's shareholders(as contemplated by the Reorganization Agreement); provided, however, that after any such adoption and approval of this Plan and the Reorganization Agreement and approval of the Merger by the Company's shareholders, no amendment which would result in a decrease in the Exchange Ratio or have a material adverse effect on the Company's shareholders may be made without the further approval of the Company's shareholders. The obligations of the parties under this Plan shall be subject to all of the terms and conditions of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with its terms, then this Plan shall simultaneously terminate, and the Merger shall be abandoned without further action by the parties hereto.

     21. PARTIES IN INTEREST. This Plan shall bind, benefit and be enforceable by and against the parties hereto and their respective successors and assigns. No party hereto shall in any manner assign any of its rights or obligations under this Plan without the express prior written consent of the other parties. Nothing in this Plan or the Reorganization Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any persons other than the parties hereto and their respective stockholders and directors.

     22. SEVERABILITY. If any provision of this Plan is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

     23. COUNTERPARTS. This Plan may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Plan to produce or account for more than one counterpart hereof.

     24. SECTION HEADINGS. Section and subsection headings in this Plan are for convenience of reference only, do not constitute a part of this Plan, and shall not affect its interpretation.

     25. REFERENCES. All words used in this Plan shall be construed to be of such number and gender as the context requires or permits.

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     IN WITNESS WHEREOF, each undersigned corporation has caused this Agreement and Plan of Merger to be signed by a duly authorized officer as of the date first stated above.

FDP CORP.

By:  /s/ Michael C. Goldberg
     -----------------------
Name: Michael C. Goldberg
Title: Chairman of the Board & President


SUNGARD DATA SYSTEMS INC.

By:  /s/ Richard C. Tarbox
     ---------------------
Name: Richard C. Tarbox
Title: Vice President - Corporate Development


DEVELOPMENT CORP.

By:  /s/ Richard C. Tarbox
     ---------------------
Name: Richard C. Tarbox
Title: Vice President

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